EXHIBIT 3(a)



                                      Article III

                                       DIRECTORS





Section 3.  Organizational Meeting
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            The  Directors  shall,  if a  quorum  is  present,  hold  an organizational meeting for the purpose of (a) electing  from among  themselves a
Chairman of the Board, (b)  electing   officers  and  (c)  the   transaction  of
any  other   business.   Such organizational   meeting  shall  be  held
immediately   after  the  annual  meeting  of shareholders, or as soon
thereafter as practicable.